Exhibit 99

February 27, 2017

Dear Fellow Shareholders,

2016 was one of those years in business that was full of contradictions, volatility and complexity, and yet, as the year progressed, brought clarity and optimism, both for the two of us and for Leucadia.

For a variety of reasons, the first quarter of 2016 was the worst operating quarter in our history with Jefferies, occurring while we were still deep in our internal resizing and repositioning of Jefferies that began in the latter part of 2015. Our aversion to excessive risk allowed us to survive (and eventually thrive) through the 2008 financial crisis without government assistance and served us well in the face of the post-crisis period’s sustained, sporadic and scattered global volatility, which hit a crescendo in the first quarter of 2016. Jefferies (and our clients) could not get to higher ground and the result was, as we publicly owned up to at the time, incredibly humbling. The suddenness and intensity of the volatility accelerated our repositioning of Jefferies, which was made easier by our flat and transparent structure and our strong employee-partner culture. With a gross balance sheet reduction from $42.8 billion at September 30, 2015 to $35.2 billion at March 31, 2016, primarily due to a reduction in our securities inventories from $18.9 billion to $13.6 billion, the result is that an even more client-focused investment banking firm has emerged. We were confident that doing our work from the bottom up (versus a top down mandate) would enable our team in the trenches to preserve and strengthen our revenue-generating capacity, even with a reduced balance sheet and lower risk. As the last three quarters of 2016 can attest, we were successful.

Jefferies is back on track and positioned for success, with our eye on achieving a double-digit return on tangible equity. The world can change in a moment and forecasts have never been of much use in the investment banking and capital markets sector (which is why we have never provided them), but our momentum has continued into 2017. We are back to playing smart offense, while keeping our balance sheet and risk metrics in line with 2016 levels. We thank Pete Forlenza (Equities), Fred Orlan (Fixed Income), Ben Lorello (Investment Banking), Peg Broadbent (CFO), Mike Sharp (General Counsel of Leucadia and Jefferies) and our 3,324 other employee-partners at Jefferies for their commitment, passion and indefatigable efforts.

One of the basic tenets of a diversified holding company is supposed to be just that: diversification. We have searched for the applicable regression analysis and for the life of us, we have never seen a direct correlation between bonds and beef. Linked patterns among liquidity, the direction of the fixed income markets, cattle herd size, weather, the cut-out ratio and the distressed energy securities market just never seemed to be something we needed to worry about. Nonetheless, while Jefferies was going through its issues, 2015 and early 2016 was also the trough (bad pun intended) at our second largest business, National Beef. In our letter a year ago, we expressed that we were just beginning to see the upturn at National Beef (as you probably recall, adjusted EBITDA for 2015 was negative $13 million). We can now say with much greater confidence that the beef cycle has indeed turned in our favor and this unique and coveted company generated $436 million of positive adjusted EBITDA for 2016 and more importantly, the intermediate term outlook is excellent (always subject to the many risks of this business, its industry and the world). Not many businesses have $436 million of 2016 adjusted EBITDA and are carried on the

Leucadia National Corporation Annual Report 2016	1

parent balance sheet at $30 million of tangible net book value (at December 31, 2016). Needless to say, National Beef will drive value for our shareholders and its recent and future results should create optionality, flexibility and cash for Leucadia.

In sum, although our two largest businesses, Jefferies and National Beef, limped through parts of the last two years, they have regained their stride and appear to be very well positioned to sprint for the foreseeable future. This progress is thanks to a ton of hard work by our team at Jefferies and the return to more normal market conditions at National Beef under the steady guidance and continuing hard work of CEO Tim Klein and our entire management team.

Leucadia Asset Management (“LAM”) is in the early years of its development. We believe we have unique relationships with capable investment managers, a brand that is attractive and known for making money for long-term investors, an infrastructure and platform that is robust and scalable and the ability to commit our capital and be partners with our portfolio management teams and their investors. The reason to build this business from the bottom up in partnership with our management teams is to avoid the costly goodwill that goes with acquiring businesses in this segment, not to mention the expensive retention packages required to lock in the investment teams as part of any transaction. That said, there is no free lunch and, primarily due to a combination of start-up costs and poor performance by one of our continuing funds, asset management was a drag on our results in 2016 for a total of negative $110 million in pre-tax income. However, as is the case with Jefferies and National Beef, we are optimistic that this too is behind us and we will see positive operating results from LAM that will contribute to our results in 2017. We remain on the lookout for additional quality managers who want to align with us to create long-term value for their investors, themselves and Leucadia.

The rest of our businesses are in solid shape and well-positioned as we enter 2017. In November 2016, we helped KCG Holdings (NYSE:KCG) shrink its float through a creative tax-free stock swap that increased Jefferies’ equity ownership of KCG to 24% from 18% and increased KCG’s tangible book value per share to $18.71 at year-end from $15.54 on September 30, 2016 (current stock price is $14.03). While the company has been going through a rough spot operationally, we are confident that these conditions will be short-lived and believe unique financial businesses such as KCG are scarce and valuable.

In September, we completed a restructuring of FXCM. While our $300 million senior secured term loan so far has generated $238 million of principal, interest and fees back to Leucadia, $155 million remains outstanding. In addition, we own 49.9% of the equity of the underlying business, and will receive up to 65% of future cash distributions after our principal and interest are fully repaid. In February 2017, FXCM announced regulatory settlements with the National Futures Association and the Commodity Futures Trading Commission that involved FXCM agreeing to withdraw from its unprofitable U.S. business and pay a fine. A number of officers of FXCM, including its CEO, have stepped down and Brendan Callan, previously the CEO of FXCM’s European operations, has been named interim CEO. Jimmy Hallac, a Managing Director at Leucadia, has been named Chairman. While we are disappointed that these events from a number of years ago (prior to our investment) could not be resolved in a more favorable manner, we believe that, with its new leadership, the cost savings that will be realized when FXCM withdraws from serving customers in the U.S. and the vigor of FXCM’s global businesses, FXCM remains well positioned to continue to recover from past events, to grow its platform, to raise profits and margins and to increase all stakeholders’ value.

HomeFed has successfully transitioned from the investment stage to the harvest/cash flow stage. We are very excited about its long-term prospects, given its unique assets in geographically attractive

2	Leucadia National Corporation Annual Report 2016

markets. Berkadia and Garcadia are both performing well and both management teams are doing excellent jobs creating long-term value.

HRG Group (NYSE:HRG), a public company of which we own 23% (46.6 million shares) and where Joe Steinberg serves as Chairman and Andrew Whittaker as a Director, appreciated by 15% in 2016 to $15.56 per share. Leucadia and HRG have worked together to liquidate other assets so that the vast majority of HRG’s value is now comprised of its 58% ownership of Spectrum Brands (NYSE:SPB) and 80% of Fidelity & Guaranty Life (NYSE:FGL). Spectrum, a diversified global branded consumer products company, achieved a seventh consecutive year of record financial performance in 2016, growing adjusted EBITDA 19% to $953 million. Spectrum and its management team are doing a phenomenal job, and we could not be more excited about the company’s prospects. Fidelity also had a very strong year, growing adjusted operating income 37% to $162 million and GAAP book value (excluding AOCI) 6% to $1.5 billion. Despite the strong performance of HRG’s two major subsidiaries, the gap between HRG’s share price and the sum of the value of its various parts persisted in 2016. We continue to believe that simplification of the HRG structure will help close this gap. Although we are hopeful and planning for the sale of Fidelity to the Anbang Insurance Group, FGL’s latest amendment to the Anbang purchase agreement extends the outside termination date to April 17, 2017, gives FGL the right to solicit, respond to, evaluate and negotiate competing offers, but provides that FGL may not sign a competing definitive agreement prior to the termination date. If the sale to Anbang does not close, we believe that since the fundamentals of Fidelity have dramatically improved since the sale was agreed (particularly the regulatory outlook and the direction of interest rates), solid value will be realized under any scenario.

We are optimistic about our investment in Vitesse, a non-operating oil production company in the Bakken, which recently made what we believe to be a sensible acquisition of soon-to-be-flowing wells that should allow Vitesse to record solid increases in EBITDA in 2017 and beyond. We appropriately wrote down our investment in Juneau in 2016 and asked the Vitesse management team to assume oversight of Juneau. As a result, Juneau is now reasonably positioned for future value creation. Golden Queen is actively mining gold and Idaho Timber keeps consistently creating quality wood products.

Two additional companies are worthy of some elaboration at this time. Linkem, our Italian fixed wireless broadband service provider had another strong year managing growth and delivering high quality internet at affordable prices to an area now reaching 60% of Italian households. Subscribers grew by 29% to over 400,000 in 2016, which we believe is just the beginning. Linkem’s service is now available in 18 of the 20 largest municipalities in Italy, including Rome, Naples, Turin, Palermo, Genoa, Bologna and Florence. With 96% of base stations LTE-enabled, Linkem’s network migration to LTE is essentially complete and customers are benefiting from improved service. Rapid innovation by fixed wireless LTE equipment providers suggests continued service improvements in the years to come. Davide Rota and the entire Linkem team are doing a phenomenal job. Their hard work was validated in January 2017 by the €100 million preferred equity financing that we participated in and was led by our new partner, Blackrock (no further equity financing is anticipated). The pre-money valuation was €700 million, while at year-end our 57% fully-diluted interest was carried by us at a net book value equal to €146 million.

Finally, we recently closed the sale of Conwed, which had been a part of the Leucadia family for over 30 years. We realized $295 million in cash plus potential earn-out payments over five years of up to $40 million in cash depending upon the future results of its Filtrexx subsidiary. Conwed was carried on our books for $101 million and the sale resulted in a pre-tax gain of $180 million, which will be reflected in Leucadia’s results for the first quarter of 2017. This was a bittersweet transaction as Conwed was an excellent business and we are quite fond of the Conwed management team. We are most grateful to

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Chris Hatzenbuhler, Conwed’s outstanding CEO, and the entire Conwed team for their hard work and excellent performance. We look forward to watching Conwed thrive under its new partnership with Schweitzer-Mauduit International, Inc.

Before we get to some observations and thoughts about how we see the future, we would like to elaborate on what we meant at the beginning of this note about 2016 being full of contradictions. Our 2016 net income of $126 million is not acceptable. We are two realists who strive to be our own harshest judges. That said, we believe we have much to be optimistic about across Leucadia. It has been a complicated, perhaps too long and volatile combination/integration of Leucadia and Jefferies. Issues arose at both companies that had to be addressed, fixed and changed. While we will never declare victory and the world is rarely predictable, the combination of where we are positioned today, along with the following observations and thoughts (not promises or assurances), leads these two realists to be more optimistic about our prospects than we have been since prior to the financial crisis:

1.	U.S. interest rates appear to be moving up naturally through the normal functioning of the markets versus the Fed leading them. This is very good news. If we get away from artificially low rates, our active investor clients at Jefferies will have a chance to once again succeed by picking the right securities and competing against large baskets of stocks. This will be good for investors and for companies that benefit from normalized rates. Jefferies, Jefferies Finance, Berkadia, FXCM, LAM, Fidelity & Guaranty Life, KCG and Foursight can all be positively impacted. Of course, on the other hand, if there is a surprise gap up in rates, this would cause a lot of pain, fast.

2.	As markets and companies adjust to what they perceive is a pro-business climate and potentially less onerous regulation, it should bode well for many U.S. businesses, including Jefferies, Jefferies Finance, KCG, Vitesse, Juneau, Golden Queen and National Beef. We don’t necessarily believe any of these businesses will experience significant deregulation, but on the margin a lessening of the headwinds should help. A pro-business environment should also help Jefferies’ corporate client base and activity should continue to accelerate with CEO confidence improving.

3.	A lower U.S. corporate tax rate with the possible repatriation of stranded foreign cash should be a big positive for the economy and financial markets in general and hence Jefferies and our other financial services businesses stand to benefit. Corporations’ net incomes will increase and so will activity and aggressiveness (“animal spirits”). While our NOLs will be nominally less valuable (there will be a non-cash write-down), they will continue to offset $3.4 billion of future taxable income, regardless of the tax rate. Indeed, we would welcome the write-down in exchange for the lower tax rates.

4.	Jefferies’ competitive position keeps getting stronger. There is less competition in the U.S. today than pre-crisis. In particular, the European bank holding companies, which are among our primary competitors in the U.S. and elsewhere, are still working through legacy issues. Jefferies still has about 80% of its business in the U.S., and that positions us well to gain market share and perhaps establish future global partnerships.

5.	The vastly improved results of Jefferies and National Beef combined with the continued momentum of our other companies should finally begin to make a serious dent in our enviable NOLs.

6.	We expect to continue to build cash and we will have more firepower to make (hopefully) smart investments and enhance some of our existing businesses.

7.	Every day our Leucadia and Jefferies brands strengthen and we are getting more and more unique and valuable “calls” regarding opportunities.

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8.	Nothing is guaranteed and if there is one thing that we can count on, the world will remain unpredictable with unavoidable bursts of volatility. We therefore plan to stay appropriately liquid, maintain our risk vigilance, be opportunistic and stay organizationally flat and transparent throughout all our businesses so information flows freely and appropriately.

9.	Culture and people matter and both will always be critical to Leucadia and all of our leaders and businesses.

10.	Our mission every day is to stay grounded, humble, hungry, passionate, honest and fully aligned with our shareholders, all the while serving and protecting our clients, customers, employees and bondholders.

As we have said before, we intend to continue to follow Leucadia’s historic practice of letting our actions and results be our primary voice and remind you that the two of us look forward to answering your questions at our upcoming Annual Meeting on May 25, 2017. We will hold our annual Leucadia Investor Day on October 5, 2017, at which time you will have the opportunity to hear directly from the senior leaders of the major Leucadia businesses, including Jefferies.

On a purely personal and very grateful note, we want to ask all of you to celebrate Gloria Kozinski, who recently retired. Since 1955, Gloria has worked for Leucadia and Sperry and Hutchinson (S&H Green Stamps, for those that remember), which was acquired by Leucadia as part of the Baldwin-United deal. As many of you will recall, Gloria is the smiling face who for many years greeted our guests. We appreciate her commitment and contribution to Leucadia and will miss her cheerfulness and our daily chats.

We thank all of you — our clients and customers, our employees, our shareholders, our bondholders and all others associated with Leucadia, Jefferies and all our businesses — for your continued support.

Sincerely,

Richard B. Handler	Brian P. Friedman
Chief Executive Officer	President

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ADDITIONAL BUSINESS REVIEW:

Berkadia

Berkadia, our 50/50 joint venture with Berkshire Hathaway, had another exceptional year in 2016 and we believe the company is well positioned to continue its strong performance. Berkadia has made great progress over the last few years to better deliver its full capabilities to its clients, highlighted in 2016 by Berkadia’s strong growth in both debt originations and investment sales. On an apples-to-apples basis, in 2016 Berkadia grew debt originations to about $20 billion in new financing for its clients, up from $17 billion in 2015 (excluding 2015’s one outlier $5 billion Freddie Mac deal). In investment sales, Berkadia had a record year, growing from $6 billion in 2015 to almost $8 billion in 2016. The growth in each of these businesses is significantly aided by the other, as Berkadia acted as both the sales advisor and debt originator on 23% of its investment sales transactions.

Berkadia’s debt placement and sales advisory businesses are key engines that feed its $224 billion mortgage servicing rights (“MSR”) portfolio, which includes approximately $5 billion of escrow balances. The MSRs and escrow balances make Berkadia’s earnings sensitive to changes in interest rates – as interest rates rise/fall, the value of the MSR portfolio increases/decreases and Berkadia earnings on the escrow balances increase/decrease. Although this dynamic and the recent increases in rates are evident in Berkadia’s 2016 pre-tax income of $205 million (which includes a $36 million non-cash reversal of MSR impairments), there was a more minimal impact to Berkadia’s $152 million of cash earnings due to the timing of the increases. Thanks to Justin Wheeler and the rest of the Berkadia team for continually looking for opportunities to better serve our customers.

Vitesse Energy

Vitesse Energy owns and manages non-operated oil and gas assets in the core of the Bakken Field in North Dakota and Montana, and the Denver-Julesburg basin (“DJ Basin”) in Wyoming. Vitesse owns 21,000 net acres in the Bakken, and interests in 1,300 oil and gas wells in its two core areas with year-end 2016 production of over 3,400 boe/day which is projected to grow by 50% by year-end 2017. Vitesse participates as a non-operating partner in new well development and field operations with leading operators which include EOG, Conoco, Oasis, Whiting and Continental. Vitesse continues to selectively acquire non-operated acreage in the core of the Bakken that have horizontal drilling locations with high return potential. Returns have improved as completed well costs have fallen, initial flow rates have increased and total reserves per well are growing as Vitesse’s operators continually improve their completion methods. In one example, Oasis, one of Vitesse’s operators, reported reserves per well in the Bakken core increased from 600 mboe/well in 2011 to over 1,000 mboe/well in 2016 while drilling costs per well fell from $9 million in 2011 to $6 million in 2016. In late 2016, Vitesse acquired interests in 31 well-bores (12 net wells) that were drilled but not yet completed in the DJ Basin. EOG is the operator and is expected to complete all 31 wells by the late fall of 2017. Vitesse has an inventory of over 220 net undeveloped wells to be drilled and completed which represents over $1 billion of future capital expenditures that Vitesse can elect to make at its sole discretion and is expected to have very attractive return potential. Nearly all future capex is expected to be funded by free cash flow from Vitesse’s operations over time. Around 90% of Vitesse’s recoverable reserves remain to be developed. While oil prices improved at year-end 2016, we still expect oil prices to be volatile in the future. Accordingly, Vitesse has hedged 75% of its anticipated production in 2017 and over 50% of its current production in 2018-2019 with puts and collars at average floor prices in excess of $45 per barrel, but with ceilings allowing Vitesse to participate in oil price increases up to an average of $65 per barrel. We are appreciative of the efforts of Bob Gerrity, Vitesse’s CEO, and his team.

6	Leucadia National Corporation Annual Report 2016

Juneau Energy

During 2016, after some disappointments, management of Juneau was transitioned to the Vitesse team. Juneau’s principal asset is 16,000+ net acres in the East Eagle Ford (“EEF”) field in Brazos, Burleson and Grimes Counties, Texas. In late 2016, Juneau partnered with Lonestar Resources (Nasdaq: LONE), a Ft. Worth-based operator that has successfully developed wells in both the Western and Eastern Eagle Ford and owns acreage and wells near Juneau’s EEF acreage. Lonestar is led by Frank Bracken, who previously worked with us at Jefferies. Juneau entered into a development joint venture with Lonestar to pool Juneau and Lonestar’s acreage and jointly develop new horizontal wells on the pooled EEF acreage. Lonestar also acquired a 50% interest in the two productive EEF wells drilled and completed by Juneau in late 2015. To help Lonestar de-lever its own balance sheet, we provided Lonestar with a $25 million secured second lien facility. The proceeds were used to acquire and retire a portion of Lonestar’s unsecured notes at a discount to par. In return, Juneau received fees, a 12% interest rate and 500,000 warrants. All $25 million of the second lien notes were subsequently liquidated (warrants were retained by Juneau) at a premium, with $21 million repurchased in December by Lonestar from the proceeds of its $79 million follow-on equity offering, and the remaining $4 million sold to a third-party in the market. In its Houston County project, Juneau continues to seek development partners. Juneau’s interest in its Mississippi Lime JV project in Alfalfa County, Oklahoma was sold in January 2017, recouping nearly all our investment.

Garcadia

Auto sales in the U.S. eked out another record in 2016, and Garcadia continued to deliver strong returns. During the year, Leucadia’s cash distribution from Garcadia was $53 million, which represents a 30% cash return on beginning equity. Despite this strong overall performance, distributions from Garcadia fell short of 2015’s high bar primarily as a result of underperformance at two stores, one of which has been sold and we changed store management at the other. Additionally, same store new volume was down 5%. The majority of this decline was due to a change in marketing guidelines at Toyota, which reduced new volume at our Toyota stores. Fortunately, our ever-capable management team adjusted Garcadia’s strategy and this volume reduction did not impact the bottom line at our Toyota stores.

On the positive side, a major driver for Garcadia’s continued strong returns was its focus on and growth of its service business. In 2016, same store customer pay service traffic increased 6.6%, which helped drive a 5.2% increase in overall parts and service gross profit. Building upon this strong performance, in 2017, Garcadia will continue to focus on providing customers with a better service and buying experience by striving to achieve a 45 minute oil change and a one hour sales process in all stores. Although we pursued numerous buying opportunities during the year, we continued to be prudent on the acquisition front and completed only two acquisitions, both of which bolster our Southern California group of stores – West Coast Toyota and Hamer Honda. Thank you to John Garff, Brett Hopkins and the rest of the Garcadia team for another great year.

Vehicle Finance – Foursight Capital and Chrome Capital

Foursight originations grew in 2016 even as the company tightened credit standards throughout the course of the year. These adjustments tempered growth resulting in origination volume increasing to $250 million, up from $215 million in 2015. As a result, Foursight’s loan portfolio grew 40% to end the year at $420 million. Foursight also significantly expanded its footprint in 2016 by entering 11 new states (total of 29) and increasing its dealership base from 708 to 1,188. In 2017, the company will be focused on increasing its efficiency in this expanded footprint while continuing to closely monitor the performance of its near-prime portfolio. Foursight’s performance in 2017 will be an important milestone on the way to our medium-term goal of achieving a pre-tax return on equity of about 20% per annum.

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Chrome ceased originations in 2016 due to a combination of poor performance and a lack of appetite in the marketplace to provide Chrome with financing that would yield an adequate return. As a result, Chrome is now focused on managing the existing $63 million portfolio of motorcycle leases to maximize its value. The last lease matures in 2020.

Idaho Timber

Idaho Timber had another solid year, with pre-tax income up 26%. This marks the third consecutive year of strong earnings and cash flow despite a slowly recovering housing market. The steps taken by Ted Ellis and the rest of the management at Idaho Timber during the downturn significantly improved the profitability of the business, particularly at levels well below historic housing activity. These steps included diversifying their niche products across end markets and customers such as pro builders and home stores, to allow for enhanced stability and operating leverage.

HomeFed

HomeFed’s portfolio of operating real estate and entitled land available for sale is either currently generating cash or well-positioned to take advantage of strong expected demand for housing. HomeFed’s flagship 4,450 acre Otay Land project in San Diego County is entitled for approximately 13,050 residential units and 1.85 million square feet of commercial space. Land development commenced at Otay in February 2016, and we entered into an operating agreement with three major builders to develop our first Otay village, Escaya, a 450-acre community planned for 948 homes. Thanks to Paul Borden and our HomeFed team, who are focused on expediting development programs and maximizing revenues over the coming years at Otay and HomeFed’s other assets in California, New York, Florida, South Carolina and Virginia.

Golden Queen

Since its first pour on March 1, 2016, Golden Queen’s Soledad Mountain project produced and sold approximately 19,000 ounces of gold and 194,000 ounces of silver in 2016. In December, the project declared commercial production, a milestone signifying that the process plant has achieved an average of 80% of its design throughput capacity over a 60-day period. Operations at the mine and in the processing plant continue to improve steadily, reaching an average of over 10,000 tons processed per operating day in the fourth quarter. The focus in 2017 will be on increasing ore output and grade from the mine and improving the process plant to further enhance its overall operational performance.

8	Leucadia National Corporation Annual Report 2016

Appendix

The following tables reconcile financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. The shareholders’ letter contains non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

NATIONAL BEEF
Reconciliation of Pre-Tax Income to Adjusted EBITDA
($ millions)
	Year ended
	Dec. 31, 2016	Dec. 31, 2015
Pre-tax income (loss) (GAAP)	$329	$(124)
Adjustments:
Interest expense/(income), net	13	17
Depreciation & amortization	94	89
Impairments	—	5

Adjusted EBITDA (non-GAAP)	$436	$(13)

NATIONAL BEEF
Reconciliation of Shareholders’ Equity to Tangible Book Value
($ millions)
		As of Dec. 31, 2016
Total shareholders’ equity (GAAP)		$630
Less: Intangible assets, net & goodwill		(600)

Tangible Book Value (non-GAAP)		$30

KCG HOLDINGS (a)
Reconciliation of Stockholders’ Equity to Tangible Book Value per share
($ millions except share data)
	As of Dec. 31, 2016	As of Sep. 30, 2016
Total stockholders’ equity (GAAP)	$1,357	$1,440
Less: Goodwill & intangible assets, net of accumulated amortization	(100)	(100)

Tangible Book Value (non-GAAP)	$1,257	$1,340

Shares outstanding (in thousands)	67,192	86,213

Tangible Book Value per Share (non-GAAP)	$18.71	$15.54

SPECTRUM BRANDS (b)
Reconciliation of Net Income to Adjusted EBITDA
($ millions)
		Year ended
		Sep. 30, 2016
Net income (GAAP)		$358
Adjustments:
Income tax expense		40
Interest expense		250
Depreciation and amortization		183

EBITDA		831
Share based compensation		64
Acquisition and integration related charges		37
Restructuring and related charges		15
Write-off from impairment of intangible assets		5
Other		1

Adjusted EBITDA (non-GAAP)		$953

FIDELITY & GUARANTY LIFE (c)
Reconciliation of Net Income to Adjusted Operating Income
($ millions)
Year ended
Sep. 30, 2016
Net income (GAAP)	$97
Adjustments:
Effect of investment losses, net of offsets (1)	9
Effect of change in fixed indexed annuity embedded derivative discount rate, net of offsets (1)	54
Effect of change in fair value of reinsurance related embedded derivative, net of offsets (1)	37
Tax impact of adjusting items	(35)

Adjusted Operating Income (non-GAAP)	$162

Note (1): Amounts are net of offsets related to value of business acquired and deferred acquisition cost amortization.

FIDELITY & GUARANTY LIFE (c)
Reconciliation of Shareholders’ Equity to Book Value Excluding
Accumulated Other Comprehensive Income (“AOCI”)
($ millions)
As of Sep. 30, 2016
Total shareholders’ equity (GAAP)	$1,934
Less: AOCI	(439)

Total Book Value excluding AOCI (non-GAAP)	$1,495

BERKADIA
Reconciliation of Pre-Tax Income to Cash Earnings
($ millions)
Year ended
Dec. 31, 2016
Pre-tax income (GAAP)	$205
Adjustments:
Amortization, impairment and depreciation	93
Gains attributable to origination of mortgage servicing rights	(191)
Loan loss reserves and guarantee liabilities, net of cash losses	47
Unrealized (gains) losses; and all other, net	(2)

Cash Earnings (non-GAAP)	$152

Sources:

Note (a) Information provided by KCG’s 4th quarter earnings press release on January 19, 2017.

Note (b) Information provided by Spectrum Brands - September 30, 2016 10-K.

Note (c) Information provided by FGL’s Financial Supplement - September 30, 2016.

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